Exhibit 21.1

SUBSIDIARIES OF INTERCEPT PHARMACEUTICALS, INC.

Intercept Italia S.r.l, an Italian entity

Intercept Pharma Europe Ltd., a United Kingdom entity

Intercept Pharma UK & Ireland Ltd, a United Kingdom entity

Intercept Pharma Ltd, a United Kingdom entity

Intercept Pharma Canada, Inc., a Canadian entity

Intercept Pharma Switzerland GmbH, a Swiss entity

Intercept Pharma Deutschland GmbH, a German entity

Intercept Pharma France SAS, a French entity

Intercept Pharma Austria GmbH, an Austrian entity

Intercept Pharma Spain, S.L.U., a Spanish entity

Intercept Pharma Portugal Unipessoal Lda., a Portuguese entity

Intercept Pharma Danmark ApS, a Danish entity

Intercept Pharma Nederland B.V., a Dutch entity